Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000

March 31, 2005

ARRHYTHMIA RESEARCH TECHNOLOGY ANNOUNCES RECORD RESULTS FOR 2004

      HIGHEST NET INCOME AND EARNINGS PER SHARE IN COMPANY’S TWENTY-FOUR YEAR HISTORY

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX:HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total consolidated revenue of $11,111,000 for the year ended December 31, 2004 compared to total consolidated revenue of $7,677,000 for the year ended December 31, 2003, an increase of 45%. Income before taxes for the year ended December 31, 2004 was $2,441,000, a 51% increase over income before taxes of $1,621,000 for the year ended December 31, 2003. Net income of $1,616,000 for the year ended December 31, 2004 increased 28% from net income of $1,259,000 for the year ended December 31, 2003. Basic net income per share for the year ended December 31, 2004 increased 27% to $0.61 per share respectively from $0.48 per share for the same period in 2003.

        For the quarter ended December 31, 2004, total consolidated revenue increased 52% to $2,864,000 compared to total consolidated revenue of $1,887,000 for the quarter ended December 31, 2003. Income before taxes for the quarter ended December 31, 2004 was $553,000, a 43% increase over income before taxes of $387,000 for the quarter ended December 31, 2003. Net income for the quarter ended December 31, 2004 was $418,000 compared to $381,000 for quarter ended December 31, 2003. Basic net income per share for the quarter ended December 31, 2004 increased to $0.16 per share from $0.15 per share for the same period in 2003.

        James E. Rouse, the Company’s President and CEO, commented that, “We are extremely pleased to announce the highest annual net income and earnings per share results in the Company’s twenty-four year history, beating the previous records achieved in 2003 by 28% and 27% respectively. We are very proud of the growth in revenue, income and operating cash flows that we accomplished in 2004. Our sales revenue and income before taxes increased 45% and 51% respectively in 2004 as compared to 2003. Cash flows from operations grew by 50% to $2,435,000 in 2004 compared with $1,622,000 in 2003. The record net income and earnings per share was achieved despite a 128% increase in tax expense as compared to 2003. This overall expansion of our business was the result of continued significant organic unit volume growth of 21% as compared to 2003 in Micron’s silver/silver chloride and conductive resin sensor product lines, and the diversification into high volume custom molded products. In addition, a significant portion of the growth we experienced in 2004 can be attributed to the May 2004 acquisition of our new custom injection molding division, New England Molders (NEM). Micron’s NEM division accounted for 46% of the increase in revenues and 33% of the increase in net income.

    Mr. Rouse further noted that “Micron continues to expand its share of the disposable ECG sensor market domestically and in developed economies. We believe that the greatest opportunity for growth in the sensor market remains the continued modernization of healthcare in developing countries. We are also confident that Micron’s diversification into high volume custom injection molded components for the industrial sector along with the expected growth of the NEM division, particularly in the consumable medical products sector, has positioned the company for continued growth. The Company has additional manufacturing space of over 30,000 square feet for future expansion made possible by renovations funded out of working capital. Sustained profitable growth through further diversification, product development, software licensing and acquisitions continues to be the Company’s strategy and goal.”

        The Company, through Micron, manufacturers silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS, and TENS electrodes. Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2003.